Exhibit 10.23

12 July 2012

Dear Mike:

It was great to speak with you again today, and I am very glad to hear things are going well.  As we discussed, U.S. Dry Cleaning Services Corporation (the “Company”) would like to resolve this matter amicably and therefore proposes the following:

Issuance to you, Michael Smith (“Smith”) of 20,000 shares of the Company’s common stock, and 30,000 warrants to purchase the Company’s common stock with a strike price equal 50% of the IPO price or $5.00 per share, whichever is lower.

In exchange for the consideration provided above, Smith agrees to waive and release all claims, damages, demands, debts, liabilities, losses, obligations, suits, actions and causes of action, of every kind and character whatsoever, at law or in equity, whether or not known, suspected or claimed, which Smith has or might otherwise have had against the Company, including all of its former or current officers, directors, agents, employees and related entities, arising prior to the date Smith executes this Agreement, regarding any aspect of Smith’s engagement, compensation, and/or the cessation of Smith’s engagement with the Company, other than with respect to the Company’s obligations pursuant to this letter.

This letter signed by the Company and Smith contains the entire agreement between the parties regarding the subject matter hereof, and supersedes any and all prior and contemporaneous oral and written agreements.

Dated:	12, July 2012	SMITH:

/S/ MICHAEL SMITH
Michael Smith

U.S. DRY CLEANING SERVICES CORPORATION

Dated:	JULY 15, 2012	/S/ ALEX BOND
Alex Bond, Chief Executive Officer